20-Mar-07

20-Mar-07
Forward-Looking Statements & Non-GAAP Measures Forward-looking statements used in this presentation are based on our current expectations, involve risks and uncertainties, and are subject to change at any time. We undertake no obligation to update such statements to reflect new information. Actual results could differ materially from those currently contemplated due to a number of factors, including the assumptions and factors referred to in this presentation and risk and cautionary factors set forth in our public filings with the U.S. Securities and Exchange Commission. We use certain non-GAAP financial measures because we believe they are useful to understanding the performance of our business. See our public filings with the SEC and the Investor Relations section of our website at www.alcco.com for reconciliations of material non-GAAP measures to their related GAAP measures.
•	Before continuing, I must remind you that this presentation may contain forward looking statements which are based on our best judgements and reflect certain risks and uncertainties. Actual results could vary from expectations.

20-Mar-07
ALC Corporate Information Acquired by Extendicare Inc. in February 2005 Spin-off on November 10, 2006 NYSE: ALC $832 M Market Capitalization* $922 M Enterprise Value* * Based upon closing price on March 16, 2007 of $11.90
•	As you may be aware, ALC was listed on the New York Stock Exchange on November 10th, 2006 with the ticker symbol ALC.

•	The Company itself was acquired by Extendicare in February of 2005 with 177 residences, to which Extendicare added an additional 29. So the Company today is a pure-play, owner/operator of US assisted living residences.

•	We have a market cap of approximately $832 million and an enterprise value of just over $922 million.

20-Mar-07
Overview of ALC Leading provider of assisted living care services One of the largest in the U.S. 5th in unit size ALC comprised of 207 residences 8,302 units Recently announce 400 unit expansion plan Located in small mid- market suburban bedroom communities. Population 10,000 - 40,000 Net worth of $100K to $500K
•	ALC is a leading provider of assisted living care services in the United States — ranking 5th in total unit size with 8,302 units.

•	Our properties are located in small mid-market suburban bedroom communities with a typical population of 10,000 to 40,000.

•	Our residents are likely to have a net worth in the range of $100,000 to $500,000.

20-Mar-07
U.S. Assisted Living Industry Assisted living grew out of a need to bridge the gap between private homes and higher acuity nursing homes Acuity levels in nursing homes have increased significantly due to increased life expectancy and changes in government policy, increasing the need for a less institutional environment Assisted Living is an attractive alternative to nursing homes, combining assistance with privacy in a comfortable setting Competes primarily with home health care and senior retirement communities
•	I’d like to provide you with a little background on the assisted living industry.

•	Assisted living grew out of a need to bridge the gap between seniors remaining in their own home or moving into a higher acuity nursing home.

•	Acuity levels within nursing homes have increased significantly over the past 15 years due to the in house population living longer with more complex medical issues and hospitals managing to a shorter length of stay. As a result, Nursing facilities, now manage a much higher acuity patient mix than ever before, and seem like overkill for the needs of many seniors at home today.

That’s where assisted living fits into their world. At a reasonable cost, assisted living provides the services that assure peace of mind while offering the private accommodations that meet expectations. There is nothing given up in terms of privacy and comfort; while there is much that is gained in terms of available assistance and life enrichment.

•	The industry’s primary competition is with home health care and independent senior living facilities.

20-Mar-07
U.S. Assisted Living Industry 36,000 licensed facilities 900,000 people Two essential models: Social Wellness ALC Focused on Wellness Source: ALFA
•	Looking at the US industry as a whole, there are currently 36,000 licensed facilities with 900,000 people living in those facilities.

•	Within the Assisted Living Industry there are two essential business models...either social or wellness.

•	As the name describes, the wellness model places a greater emphasis on care vs. a social model, which tend to be more club like and independent.

•	Our community programs follow the wellness model. Key team members have a great deal of expertise with senior living and care delivery services.

20-Mar-07
U.S. Assisted Living Industry 24 hour supervision and assistance Tailored personal services Activities, life enrichment and transportation Health related services An environment that maximizes resident's dignity, autonomy, privacy, independence and safety Services Provided
•	Assisted living facilities generally provide a variety of light care and service options to their residents. This includes:

•	24 hour supervision and assistance;

•	Tailored personal services (such as running errands);

•	A variety of social activities, life enrichment and transportation as required; And,

•	Health related services;

•	All in an environment designed to maximize a resident’s dignity, autonomy, privacy, independence and safety.

20-Mar-07

Home SNF Expire Hospital Other ALFs Other East 0.12 0.33 0.28 0.11 0.14 0.02 Home SNF Hospital Independent Living Other ALFs East 0.45 0.15 0.15 0.1 0.15 Flow of Assisted Living Residents Residents Leave For Residents Come From Source: ALFA
•	These two pie charts indicate, by percentage, where new residents come from and also, where residents of assisted living facilities go next.

•	On the inflow side, the majority of residents come from private homes, followed equally by skilled nursing facilities, hospitals, and other assisted living facilities.

•	On the outflow side, 33 per cent of residents leave as their acuity increases and they require the heavier care more easily provided by a skilled facility. 28 per cent pass away and the balance move between other assisted living facilities or require hospital care.

20-Mar-07

Aged between 75 & 85 Female Mobile Needs assistance with 2.25 ADL's Assisted Living Residents 31% 69% Typical Resident Source: ALFA Male Female East 0.24 0.76
•	If we examine who makes up the population of a typical assisted living residence, you would find that 69% of the residents are female, vs. 31% male. In addition, they are generally:

•	Aged between 75 and 85 years old;

•	Are reasonably mobile;

•	And require assistance with a couple of activities of daily living.

20-Mar-07

U.S. Assisted Living Industry General Meals, activities, laundry and housekeeping Support Assistance with medication, monitoring health status, and coordination with transportation and physician visits Personal Care Dressing, grooming, bathing and toileting Safety Safe and secure environment with 24 hour access to assistance Customized programs tailored to fit individual needs Services Provide for Activities of Daily Living (ADL)
•	To offer a little more color on the kinds of activities of daily living typically provided, you can skim this list we arranged into four categories, each with several examples.

•	Typically, any of these services will be customized to meet an individual’s needs in a way that best balances a caring, supportive environment and promotion of a resident’s dignity and independence.

20-Mar-07

Changing Family Dynamics Due to growth in two-income families, the immediate family has become less of a primary source of care Two-income families better able to provide financial support Family caregiver time is limited Increasing number of seniors able to afford the cost of assisted living Rising value of real estate enables seniors to sell homes to provide ample income to fund costs
•	Another issue that is impacting the growth of our industry lies in the changing family dynamics in the US today.

•	Due to the rapid growth in two income families over the past couple decades, the immediate family has ceased to be the primary source of care for the elderly. The inability of a family to personally provide care and assistance due to time limitations is sometimes offset by the ability to provide financial support for services from a third party.

•	In addition, an increased number of seniors are more able to afford the cost of assisted living, in large part due to the rising value of real estate which enables a senior to sell his or her home and use the proceeds to fund assisted living expenses.

20-Mar-07

Competitive Advantages/Opportunities Relatively new portfolio constructed in mid to late 1990s Designed to appeal to the senior living community and their decision makers Small markets provide for less competition Tend to compete with local or regional provider lacking same level of expertise, sales talent and purchasing power
•	ALC’s portfolio is relatively new, many of the buildings were constructed between 1995 and 2000.

•	Our communities are designed to appeal to the practical needs of seniors and the expectations of family members. When constructed, the original ALC residences employed a cookie-cutter design, so that all the residences are based on the same template. This has made planned additions simple and efficient. We have a one level design built in a rectangular perimeter around a safe and enjoyable court yard. There are several common areas for life enrichment programming, socialization and resident initiated activities. The average residence size is 40 units, with a mix of studio and one bedroom apartments, each with a private bathroom.

•	Operating in smaller markets is beneficial for us because it naturally offers less competition, less interest for future entry and it’s less likely for large, national providers to be there.

20-Mar-07

Competitive Advantages/Opportunities 75% ownership of our residences providing us with increased flexibility to: Refurbish residences as required Expand residences with successful growth opportunities Exit markets if warranted Portfolio offers geographic diversity and clustering Leverage successful practices from one area to another Talented regional team to mentor and focus residence leadership
•	Another differentiating factor between ALC and its peers is the ownership position we have with our buildings. We own 152 of our residences and another 5 have bargain purchase options. This represents over 75% of our total portfolio of 207 residences.

•	We are big believers in the merits of direct ownership as it provides us with greater flexibility over the portfolio. It enables us to take better care of the residences, expand in markets where we see demand and, if warranted, exit markets.

•	ALC’s portfolio offers investors the benefits of a geographically diverse portfolio without reliance on a particular state or region. Our operations are not in some of the more litigious states and we are able to share best practices from one area to another. Our residences are clustered into regions in order to leverage regional team talent and expertise — thus creating efficiencies for items like training and communication. Additionally, proactive management and consistent oversight help to ensure a solid platform for standardized systems and operating philosophies.

20-Mar-07

21 19 11 23 41 Assisted Living Concepts' Operations 207 ALC residences 9 9 6 4 9 8 4 9 8,302 Units 12 1 1 Focused Business with Geographic Diversity 20
•	ALC operates 207 residences across 17 states with over 8,300 apartments. This map of the US shows how many residences we have in each state we operate in.

20-Mar-07

Competitive Advantages/Opportunities Total Occupancy Percentage Ability to fill open units Private/Medicaid Mix Ability to increase private versus Medicaid occupancy Fourth quarter 2006 at 79.5% of revenues from private pay Fourth quarter 72% of occupancy is private pay Notice provided at 35 buildings to end Medicaid contracts EBITDAR Margin 30.2% fourth quarter Additional External Growth Strategy
•	Our occupancy percentage in fourth quarter 2006 is just over 86%. This affords us significant internal growth opportunities as we target increased occupancy in existing residences.

•	One of the reasons for the lower than average occupancy is the fact that ALC, when purchased by Extendicare, had less than 88% occupancy and in 2005 and early 2006, we made a conscious decision to find more appropriate placement for individuals whose care was outside of our scope of programming and services.

•	The fourth quarter 2006 breakdown of revenues by payer source is 79.5% private pay and 20.5% funded by Medicaid. On an occupancy basis, 72% of our residents are private pay. Improvement in this mix will result in revenue growth as well as margin expansion.

•	The reason for the high Medicaid percentage stems back to a previous mission or philosophy for part of the company to work with low income and Medicaid recipients. It is important to note the buildings with Medicaid residents are in private pay markets and are the same attractive facilities as our 100% private pay buildings.

•	We have recently accelerated our exit form Medicaid contracts in part due to a decision by the state of Texas to enter its Medicaid recipients into a managed care system. In addition, we are no longer required to retain existing residents in several of the states we operate in that will roll over from private pay into the Medicaid system.

•	We have solid EBITDAR margins of 30.2% in the fourth quarter of 2006 on a pro forma basis.

•	We have a strong balance sheet allowing for growth through additions to existing residences, new construction and acquisitions.

20-Mar-07

Growth Strategy Establish ourselves as the provider of choice for residents who value wellness, quality of care, and customer service Initiating programs on a corporate, regional and residence level to allow us to monitor and improve our delivery of services Sales campaigns targeted at resident referral sources Developing relationships with third-party providers to include ancillary healthcare and life enrichment services Initiate new collaterals and consumer friendly web-site Build Our Company Brand
•	One of the keys to our success will be our ability to build the company brand and establish ALC as a provider of choice for residents who value wellness, quality of care and customer service.

•	We are doing this through corporate, regional and residence level programs designed to help us monitor and improve service delivery. This will assist us in building a quality reputation through our current residents and their families.

•	We have already launched a sales campaign targeting referral sources for residents. Building trust with these key influencers to recommend ALC is valuable to us.

•	We are exploring third party relationships to bring new ancillary healthcare and life enrichment programs to our communities. These partnerships will enhance our service offerings, benefit our residents and not add costs to our operation.

•	Additionally, we are developing new collateral pieces to support our positioning. Our website will be updated with the same branding and we will have additional functionality to better attract and educate consumers about ALC.

20-Mar-07

Growth Strategy Improve occupancy, payer rates and private pay mix Further develop life enrichment, dining and customer service programs to enhance value, support rate improvements, and attract private pay residents Continue training, mentoring and goal setting with sales team Manage market specific strategic plans Analyze and respond quickly to key performance indicators Maintain control over labor and other costs Internal Growth
•	This branding strategy directly supports ALC’s intention to drive internal revenue growth by improving private pay occupancy and rates.

•	We will work to further improve our margins through this top line growth while maintaining control over labor and other costs.

20-Mar-07

Growth Strategy 400 unit expansion of existing owned buildings 2007 expansion plan of 20 unit increments to 20 of our most successful buildings Beginning March 31, 2007 Two additions nearing completion Total of 46 units Completion expected by July 2007 Currently own land to add units to existing portfolio in markets with demand Including the 2007 expansion plan, approximately 40 properties in our owned portfolio have land available to add on new apartments Five vacant parcels of land for potential new building sites Internal Growth
•	On February 28, 2007 we announced our 400 unit expansion, adding 20 units onto 20 of our existing buildings.

•	With respect to internal growth, we currently have two additions under construction, which will add 46 units to our portfolio, to be completed in 2007.

•	As a result of our significant ownership position, we have land available to add new units to approximately 40 of our existing owned buildings in markets where we see demand.

20-Mar-07

Growth Strategy Will look to expand portfolio in markets where we already operate Will consider new markets with low risk of litigation Strong balance sheet enabling growth through acquisition and construction Industry remains highly fragmented Top five providers combined market share is approximately 14%. External Growth
•	We also expect to expand ALC externally with acquisitions. Our strong balance sheet and credit facility will support our efforts in this area.

•	We are focusing on markets where we already operate and new markets with a low risk of litigation issues.

•	The opportunities for Assisted Living Concepts, both internal and external, are very exciting for us. We are confident in our ability to execute these strategies to grow the company and enhance shareholder value. I will now turn things over to John to review our financial information.

20-Mar-07

Financial Results
•	Thank you Laurie.
The financial information provided in these slides was done on a pro forma basis, to reflect the 206 buildings transferred from Extendicare to ALC. A reconciliation of pro forma data to GAAP numbers based on 208 buildings can be seen at the end of this presentation.

20-Mar-07

Assisted Living Concepts, Inc. Occupancy Census & Average Daily Revenue Rates Q1 05 Q2 05 Q3 05 Q4 05 Q1 06 Q2 06 Q3 06 Q4 06 Private Pay Rate 86.58 90 91.02 91.35 97.8 96.8 95.91 96.54 Medicaid Rate 63.03 61.79 62.07 62.97 64.22 63.23 65.55 64.13 Occupancey 0.89 0.88 0.872 0.859 0.842 0.844 0.858 0.864 Revenue Impact 70.76 71.38 71.36 70.65 73.61 73.03 75.19 75.58
Our strategic objectives to internally improve revenue are three-fold: to improve upon rates, private pay mix and occupancy levels.
From the blue line, we see that private pay rates have consistently risen since Extendicare’s acquisition of ALC. This resulted from the elimination of private pay discounts.
The olive green line shows the Medicaid rates which increase only slightly over the period since the acquisition.
From the brown line we see that occupancy initially decreased and then stabilized as residents who could no longer afford our services exited and as we identified and discharged residents that did not fit the profile of the assisted living concepts model going forward.
The bright green line shows the positive impact on revenues as a result of these actions.

20-Mar-07

ALC Pro Forma Revenue* Q4 '05 Q1 '06 Q2 '06 Q3 '06 Q4 '06 occ 54.4 55.4 55.7 57.5 58.1 ($'s in millions) *Based upon 206 residences transferred to ALC. See Reconciliation to GAAP measures attached.
On a pro forma basis, revenues have increased from $54.4 million in the fourth quarter of 2005 to $58.1 million in the fourth quarter of 2006, or 6.8%. Increased revenue over the period reflects increased rates of approximately 5.7% for private pay residents and 1.8% for Medicaid residents. In the fourth quarter of 2006 our Medicaid residents averaged $64.13 per day while private pay residents averaged approximately $96.54 per day. Occupancy rates over these periods increased slightly despite the transition towards a higher private pay mix.

20-Mar-07
ALC Pro Forma EBITDA* Q4 '05 Q1 '06 Q2 '06 Q3 '06 Q4 '06 occ 12.4 12.3 13.2 12.5 13.8 ($'s In millions) * Based on 206 residences transferred to ALC. See reconciliation to GAAP measures attached
On a pro forma basis, EBITDA increased from $12.4 million in the fourth quarter of 2005 to $13.8 million in the fourth quarter of 2006. In the fourth quarter of 2006 we benefited from favorable experience in our self-insurance programs which in turn were offset by additional G&A expenses related to the expansion of the management team, informational system contractual expenses and accounting related services and other service charges from Extendicare.

20-Mar-07

ALC Pro Forma EBITDAR* Q4 '05 Q1 '06 Q2 '06 Q3 '06 Q4 '06 occ 15.9 15.8 16.7 16.1 17.5 ($'s In millions) * Based on 206 residences transferred to ALC. See reconciliation to GAAP measures attached
On a pro forma basis, for the same reasons as EBITDA, EBITDAR increased from $15.9 million in the fourth quarter of 2005 to $17.5 million in the fourth quarter of 2006.

20-Mar-07

ALC Long-term Debt Summary Lender Red Mortgage Capital DMG ALF Capital Lease Oregon Trust Notes HUD Insured Mortgages Total Amount Dec 31, 2006 $35.9 $26.1 $11.8* $9.2 $7.6 $90.6 Maturity Current Rate 6.51% 6.01% 7.32% 6.72% 6.89% 2014 2008 2009 2020-2026 2036 * $10.3 million represents purchase price in 2009
Our long term debt consists of various mortgage notes, trust deed notes and capital lease obligations. In addition, on November 10, we entered into our revolving credit facility with availability of $100 million.

20-Mar-07

Reconciliation of Net Income to Pro Forma EBITDA and EBITDAR Quarter Ended Quarter Ended Quarter Ended Quarter Ended Quarter Ended Dec 31 March 31 June 30 Sept 30 Dec 31 2005 2006 2006 2006 2006 Net Income 3,682 2,310 1,832 296 4,571 Loss from discontinued operations, net of tax benefit 92 1,168 105 225 28 Provision for income taxes 2,590 2,189 2,442 1,177 2.919 Income from continuing operations before income taxes 6,364 5,667 4,379 1,698 7,518 Add: - Depreciation and amortization 4,130 4,123 4,169 4,235 4,172 Interest expense, net 2,123 2,830 2,584 2,294 1,489 Transaction costs 2,300 1,435 680 Loss on impairment of long-lived assets 3,080 Pro Forma adjustments to net income (1) (200) (275) (234) (238) (53) EBITDA 12,417 12,345 13,198 12,504 13,806 Add: Lease Expense 3,464 3,488 3,537 3,564 3,702 EBITDAR 15,881 15,833 16,735 16,068 17,508 (1) Amounts represents adjustments to remove operations not transferred to ALC (1) Amounts represents adjustments to remove operations not transferred to ALC (1) Amounts represents adjustments to remove operations not transferred to ALC (1) Amounts represents adjustments to remove operations not transferred to ALC (1) Amounts represents adjustments to remove operations not transferred to ALC

20-Mar-07

Reconciliation of Revenue to Pro Forma Revenue Quarter Ended Quarter Ended Quarter Ended Quarter Ended Quarter Ended Dec 31, Mar 31, June 30, Sept 30, Dec 31, 2005 2006 2006 2006 2006 Revenue 55,784 56,776 56,998 58,820 58,554 Adjustment to remove revenues of residences not transferred to ALC (1) (1,382) (1,422) (1,330) (1,277) (489) Pro Forma Revenue 54,402 55,354 55,668 57,543 58,065 (1) To remove revenues of three discontinued assisted living residences (168) units, two free-standing assisted living residences (141 units) and another 129 units contained within skilled nursing facilities that were not transferred to ALC. These residences are included in the historical statements of ALC.

20-Mar-07

High Percentage of Direct Ownership Focused On Suburban and Rural Centers New Portfolio of Assets Prudent Internal/ External Growth Strategy Investment Highlights Strong Financial Position
1.	To summarize, ALC has a relatively new portfolio of assets;

2.	We offer investors a high proportion of direct residence ownership;

3.	We are very focused on our target markets in suburban and rural population centers;

4.	We have a prudent internal and external growth strategy; and,

5.	We have come to market in a very strong financial position and expect to aggressively participate in the ongoing consolidation within the North American senior care industry.

•	We intend to release first quarter earnings after the close of market on May 3, 2007 and conduct a conference call on May 4, 2007, 10:00 AM eastern. Dial in information regarding this call can be found on our website at alcco.com.

•	We would now be pleased to answer any questions.

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